EXHIBIT 99.1

SchlumbergerSema Wins Electronic Booking Service Contract with Department of Health in Partnership with Cerner

819 words
8 October 2003
02:30
Business Wire
English
(c) 2003 Business Wire. All Rights Reserved.

LONDON Herald Communications (UK) Jennifer Quayle, +44 20 7340 6338 jquayle@heraldcommunications.com or Schlumberger Ltd. Corporate PR Ariane Labadens, 33 1 4062 1187 (Paris) labadens@paris.sl.slb.com or SchlumbergerSema PR Stephanie Nelson, 713-439-4361 snelson11@slb.comSchlumbergerSema, the Information Technology (IT) business segment of Schlumberger Limited, today announced that it has been awarded a five-year contract, estimated to be worth over GBP 64 million, by the Department of Health. SchlumbergerSema will design, develop and manage the ground-breaking national electronic bookings service for the NHS in partnership with Cerner Corporation, a leading supplier of clinical and management information and knowledge systems.

This is the first contract to be awarded as part of the National Programme for IT for the NHS and is central to the government’s plan to increase patient choice. The first phase, which is expected to be available by summer 2004, will provide general practitioner doctors (GPs) with on-line access to hospital and consultant resources, so that when they are referring patients, they can offer patients a choice of available consultants and hospitals for their subsequent treatment.

Director General of NHS IT Richard Granger said, “The electronic booking programme will bring substantial benefits to patients and to people working in the NHS. It will modernise the way patients receive their appointments when being referred by their GP.

“The procurement exercise, which commenced in January this year, has resulted in the appointment of a world class team. I am particularly pleased that the arrangements under which the service will be delivered provide significant protection to the NHS with regard to delivery and performance. A high degree of assurance is in place regarding confidentiality.”

Xavier Flinois, executive vice president, SchlumbergerSema, commented, “The Electronic Booking Service will transform the way that the UK population interacts with the NHS, providing patients with choice, so they can decide where, when and by whom they are treated. This win consolidates our position as a leading supplier to the UK public sector and we are delighted to be awarded the first contract in the National Programme in partnership with Cerner.

The team believes passionately in the objective and benefits of electronic bookings and we look forward to working closely with the health service and our partner to improve the patient experience.”

“At Cerner, our vision and founding principle has always been to connect the appropriate people, resources and knowledge at the correct time and location to achieve the optimal health outcome,” said Glenn Tobin, CEO of Cerner in the UK. “The Electronic Booking Service is one of the fundamental first steps in the process of transforming healthcare and we look forward, with SchlumbergerSema, to working together closely with the NHS to realise our shared vision for the future.”

Under the contract, SchlumbergerSema will be responsible for programme management, development, implementation, operation and support of the service. The company will also be providing the consulting and systems integration services to implement the Cerner Millennium™ based electronic bookings applications software solution.

SchlumbergerSema has been providing consulting and systems integration services to the public sector for over 20 years. The company has participated in IT programmes at the heart of modernising health services around the world including, in the UK, Electronic Patient Records Systems, the NHS Strategic Tracing Service and NHS-Scotland, in addition to pilots for Electronic Transmission of Prescriptions service. In France, SchlumbergerSema designed and implemented the French health smart card system, SESAM Vitale, while in Sweden it has introduced mobile technologies enabling healthcare professionals to access patient records securely via portable computers.

About Schlumberger

Schlumberger (NYSE:SLB) is a global oilfield and information services company with major activity in the energy industry. The company employs 78,000 people of more than 140 nationalities working in 100 countries and comprises three primary business segments. Schlumberger Oilfield Services is the world’s premier oilfield services company supplying a wide range of technology services and solutions to the international oil and gas industry. WesternGeco, jointly owned with Baker Hughes, is the world’s largest and most advanced surface seismic company. SchlumbergerSema is a leading supplier of IT consulting, systems integration and network and infrastructure services to the energy industry, as well as to the public sector, telecommunications and finance markets. In 2002, Schlumberger operating revenue was $13.2 billion. For more information, visit www.slb.com.

About Cerner

With more than 1,500 clients worldwide Cerner is the leading supplier of healthcare information technology. The company was formed in 1979 and now currently employs 4,900 people. Cerner’s applications enhance the clinical effectiveness and managerial efficiency of healthcare delivery worldwide. Cerner designs all of its solutions to accomplish one mission: to connect the appropriate persons, knowledge and resources at the appropriate time and location to achieve the optimal health outcome.

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